Rocket Fuel Appoints Dave Sankaran as Chief Financial Officer

REDWOOD CITY, California – December 15, 2014 – Rocket Fuel Inc. (NASDAQ: FUEL),  a leading provider of artificial intelligence (AI) advertising and marketing solutions for global agencies and brands, today announced that Dave Sankaran has been appointed as the company’s Chief Financial Officer.

Mr. Sankaran brings more than 20 years of experience to this key role at Rocket Fuel, including extensive experience in the software and internet services industries, as well as a mix of operating and financial management experience with high-growth companies.

Mr. Sankaran's experience includes serving as Chief Executive Officer and Chief Financial Officer of SupportSpace, Inc., a SaaS company specializing in cloud based/remote technical services for computers and devices. Previously, he served as Executive Vice President and Chief Financial Officer for Nighthawk Radiology, Inc., a publicly traded SaaS telemedicine company. Prior to his SaaS leadership roles, he served as the Senior Vice President and Chief Financial Officer for Accelrys, Inc., a publicly traded subscription analytic software provider.

“We are excited to add Dave to our executive team,” said George John, CEO and Chairman of the Board. “His extensive financial leadership, coupled with his background in publicly-traded SaaS and technology companies, complements Rocket Fuel’s ongoing initiatives. We are confident he will prove to be an invaluable asset as we continue to grow and strengthen our market presence.”

Mr. Sankaran brings additional financial leadership experience from his time spent with companies including Ocular Sciences, Inc., PeopleSoft, Inc., Affymetrix, Inc., Chiron Corporation, Raychem Corporation, and Arthur Andersen & Company, where he held a variety of financial leadership positions throughout his career.

“I am enthusiastic about the opportunity to serve as Rocket Fuel’s Chief Financial Officer,” said Sankaran. “Rocket Fuel is an industry-defining and industry-leading company with a strong track record for innovation and high growth. This is an exciting time to join the talented Rocket Fuel team, and I look forward to contributing to the company’s next phase of growth.”

About Rocket Fuel
Rocket Fuel delivers a leading programmatic media-buying platform at Big Data scale that harnesses the power of artificial intelligence (AI) to improve marketing ROI in digital media across web, mobile, video, and social channels. Rocket Fuel powers digital advertising and marketing programs globally for customers in North America, Europe, and APAC. Customers trust Rocket Fuel's Advertising That Learns® platform to achieve brand and direct-response objectives in diverse industries from luxury cars to financial services to retail. Rocket Fuel currently operates in more than 20 offices worldwide and trades on the NASDAQ Global Select Market under the ticker symbol "FUEL." For more information, please visit www.rocketfuel.com or call 1-888-717-8873.

Rocket Fuel and Advertising That Learns are trademarks or registered trademarks of Rocket Fuel Inc. in the United States and other countries.

Investor Relations:
Whitney Kukulka
The Blueshirt Group
(415) 489-2187
ir@rocketfuel.com